House Lease Contract

Party A (Lessor): Tai’an Ruitai Cellulose Co., Ltd

Party B (Lessee): Beijing Shengmei Hotel Management Co., Ltd

Party A and Party B both agree, through consultation, to sign this Lease (hereinafter referred to as the Contract) and agree to the articles stipulated as follows:

1.

Lease Premise

The lessee is willing to rent and the lessor agrees to lease Tai Shan Hotel with a floor space of 12090 square meters (specifically based on Property Ownership Certificate and the actual area of the land measured) whose location is at Building No. 36, Xibahe Dongli, Chaoyang District, Beijing, China.

2.

Lease Term

1)

The lease term is 20 years commencing from January 1, 2010 and expiring on March 31, 2028.

2)

Upon the expiry of the lease term, the lessor will take back the possession of the leased property from the lessee and the lessee shall return the premise to the lessor as stipulated.

3)

If the lessee desires to renew the contract, it shall be notified by the lessee to lessor three months prior to the expiry of the lease term, and lessor shall make a confirmation for such termination in writing for purpose that the parties may conclude a new lease contract. Under the same conditions, the lessee shall have the priority to lease the said premise.

3.

Deposits

1)

The payment and amount of the deposit for the lease shall base on the relevant provisions as stipulated in the agreement. If, upon the expiry of the contract, the lessee does not desire to renew the contract, and has made a timely payment of rental and duly executed the contract during the lease term, the lessor shall return the lease deposit to lessee within 5 days after the lessee moves out from the said leased premise. Such deposit shall be otherwise reimbursed by Shandong Ruitai Chemical Co., Ltd to the lessor.

2)

In case that the lessee is unable to execute the contract during the lease term, which results in the lessor’s failure to have a timely collection of rental or other related charges, the lessor may deduct part or all of the amount of the deposit to set off the rental or related fees. If the amount of lease deposit is not enough to pay or set off the related fees, the lessee shall make up the deficiency with 10 days after the receipt of payment notice sent by the lessor. If the lessee fails to make up the deficiency within 10 days after the receipt of such notification, the lessor shall be entitled to detain and sell the facilities owned by the lessee in the premise through auction to make up such amount deficiency.

4.

Rental Calculation and Payment

1)

The rental for the lease premise is to be calculated and paid in RMB, and the total rental is calculated by the daily rental per square meter multiplies the leased acreage and multiplies the leased term (hereinafter as referred to as “Rental”)

2)

The rental to be paid for the leased premise is differently calculated based on different stages:

1st –2nd Year: daily rental is RMB 1.9 per square meter, and the first rental payment date is May 31, 2009;

3rd –5th Year: daily rental is RMB 2.2 per square meter;

6th-7th Year: daily rental is RMB 2.3 per square meter;

7th –10th: daily rental is RMB 2.5 per square meter;

11th –20th: the rental shall be determined by the two parties based on the relevant data issued by the Beijing statistics department.

The rental that has been paid by the lessee shall be settled between Tai An Ruitai Cellulose Co., Ltd and Shandong Ruitai Chemical Co., Ltd.

3)

During the lease term, the lessee shall pay the rental on a semi-annual basis, and the rental for every semi-annual period shall be paid within 3 days before the end of each six months. Any delayed payment of rental shall be charged 0.5% of the rental day by day as a penalty. Delayed payment of more than 30 days shall be regarded as a voluntary bsurrender of tenancy and shall be settled in accordance with the section 7 (2) as set forth herein.

4)

The lessee shall wire the rental fee to the bank account designated by the lessor as scheduled or make such payment by other way of payment as agreed by the parties.

5)

During the lease term, the rental remains the same and will not be subject to any adjustment or change.

5.

During the lease term, all charges related to the use of premise, such as charges for electricity, water, gas, heating, and property management charges, etc, shall be settled and paid on a monthly basis based on the amount of actual consumption as stated on the bill. Any delayed payment shall be regarded as a breach of contract.

6.

Liabilities of Lessor

1)

During the lease term, the lessor shall not take back the premise without any reason; otherwise the lessee may refuse to return the said premise to the lessor. If the lessee agrees to return such premise to the lessor, the lessor shall be regarded as a breach of contract and shall return the remaining rental and deposit to the lessee. In addition, the lessor shall also pay a three months’ rental fee to the lessee as compensation.

2)

The lessor shall provide the lessee with valid property ownership certificates and contract for sales of the property, etc. Any damage or loss incurred due to the ownership of the property shall be borne by the lessor.

7.

Liabilities of Lessee

1)

The lessee shall pay the deposit, rental and other related fees in accordance with the relevant provisions as stipulate herein. Any delayed payment shall be regarded as a breach of contract.

2)

In case that the lessee desires to terminate the lease contract, the lessor may refuse, but if the lessor agrees such termination, it shall be regarded as a breach of the contract by the lessee, as a result, the lessee shall compensate the lessor with the payment of an amount equal to three months’ rental fee, and the lessor shall refund the lessee with the remaining rental and the lease deposit.

3)

The lessee shall not transfer or re-lease the leased premise to any other party, otherwise, it will be regarded as a breach of contract and if there has occurred any disputes or economic damages or loss as result of such transfer or re-lease activities, all liabilities thus incurred shall fall into the responsibilities of the lessee.

4)

The lessee shall provide the lessor with valid corporate and personal certificates.

8.

Transfer of Leased Premise

If during the lease term, the lessor transfers part or all of the property ownership of the leased premise, the lessor shall ensure the tranferee’s continued performance of the contract. Under the same or similar conditions for transfer, the lessee shall have the priority to purchase the leased premise.

9.

Remodeling

1)

Any remodeling or decoration budget plan regarding to the said premise shall be submitted for approval by the lesssor before conclusion of a remodeling agreement with the decoration engineering company.

2)

If the lessee desires to add equipment or facilities on the premise or proceed other decoration activities, consent shall be obtained from the lessor.

3)

A copy of remodeling contract executed by and between the lessee and the remodeling company shall be filed with the lessor.

4)

Any economic dispute incurred in connection with the decoration work shall all be the responsibility of the lesee.

10.

Maintenance and Repair

1)

The lessee is entitled to the right of use of facilities located in the leased premise, such as water, electricity, heating system, and lift, etc. The lessee shall be responsible for the repair, maintenance and annual verification of the special facilities in the leased premise, and shall also make sure that such facilities may remain in its normal and regular operation state when returned to the lessor. The lessor is entitled to supervise in this regard.

2)

The lessee bears the responsibility of proper use and maintenance of the leased premise and attached facilities, and shall be reliable to settle the problems or eliminate the risks that may incur.

11.

Fire Fight and Security

1)

The lessee shall be strictly comply with the Fire Protection Regulation of The People's Republic of China and other related provisions, and shall also exert great efforts to assist the lessor to do a good job for fire prevention, otherwise, any damage or loss thus incurred shall be borne by the lessee.

2)

The lessee shall have the fire extinguishers properly installed according to the relevant stipulations, and shall not use such fire fight facilities for any other purposes

12.

Insurance Liabilities

1)

During the lease term, the lessor shall be responsible to have the leased premise insured; the lessee shall be reliable to have the properties of its ownership insured and shall also have it covered by other necessary insurances, including liability insurance. In case that the parties are not covered by the said insurances, any damage or loss thus incurred shall be borne by the parties according to their respective liabilities.

13.

Property Management and Advertisement

1)

Upon the expiry or early termination of this contract, the lessee shall clean up the leased premise on or before the date of such expiry or early termination, and after it moves out from the premise, it shall return the premise to the lessor. In case that the lessee does not clean up the premise, the lessor shall take the responsibility of cleaning up, but the fees thus incurred shall be borne by the leesee.

2)

The lessee shall comply with the laws, rules and regulation in Beijing and other related stipulation when using the property premise, and shall bear the responsibility if it breaches the contract. If other users around the leased premise is adversely affected due to the lessee’s violation of aforesaid provisions or stipulations, the damage or loss thus incurred shall be borne by the lessee.

3)

If the lessee requires establishing advertising board on or in the leased premise, it shall obtain the consent of the lessor in writing and shall be execute in accordance with the relevant provisions as stipulated by the Beijing government.

4)

If the lessee requires to establish advertising board surrounding the leased premise, it shall obtain the consent of the lessor in writing and shall be execute in accordance with the relevant provisions as stipulated by the Beijing government

14.

Early Termination

1)

If during the lease term, the lessee delays the payment of rental fee for over one month, and has not paid such rental and the related fees within 5 days after the receipt of notification of rental payment sent by the lessor, the lessor is entitled to prohibit the lessee to use the facilities located on the leased premise, and any damage or loss thus incurred shall be borne by the lessee.

2)

In case that the lesse delays to pay the rental for over three months, the lessor shall have the right to early terminate this contract. In this case, the contract will be terminated from date when the lessor notifies the lessee in writing, including fax or mail. The lessor is entitled to put a lien on the properties located in the premise leased by the lessee, including the properties owned by the re-leased parties, and after 5 days following the issuance of written notice for contract termination, the lessor may apply to sell the properties under the lien at auction for repayment of all charges incurred in connection with the lessee’s lease activity.

15.

Liability for Breach of Contract

During the term of this Agreement, any violation of any provisions herein by either party constitutes breach of contract. If the non-breaching Party suffers any cost, expense, liability or loss, as a result of a breach of this Contract by the breaching Party, then the breaching Party shall be liable to the non-breaching Party for such cost, expense, liability and loss incurred by the non-breaching Party.

16.

Exemption of Responsibilities

1)

In case of any modifications by the governmental authorities on law, rules and regulations regarding to leasing activities and therefore results in the lessor’s inability of continued performance of the contract, it shall be executed in accordance with the provsion as set forth in the following paragraph.

2)

In case of either party’s inability to perform this contract due to natural disaster, such as earthquake, war, or force majeure that is unexpected or whose occurrence and result are unpreventable or avoidable, the party that encounters such force majuere shall notify the other party immediately via mail or fax, and shall provide it with document detailing the force majeure and related proofs explaining that the contract is unable to be performed in full or in part, or reason why delayed performance is required. Such proofs shall be issued or given by public notary authorities where the said force majuere occurs, and if such proofs are unable to be obtained, other relevant proofing documents may be provided and used as the certificates for the party that suffers the force majuere for exemption of liabilities. Either party shall not bear the responsibility for any damage or loss incurred due to force majuere. If this contract terminates due to such reasons, the rental shall be calculated and paid according to the actual use period of the leased premise.

17.

Termination

If upon the early termination or expiry of the lease contract, the parties have not reached any agreement on renewal, the lessee shall move out from the leased premise upon the date of termination or expiry of the contract and return the said premise to the lessor.

18.

Notification

All notices given pursuant to this contract or other communications between the parties in connection with this contract shall be sent in writing. The date on which such a notice shall be deemed actually served shall be determined as follows: (a) if a notice is sent via facsimile, the time of the transmission shall be deemed the time of actual service; (b) if a notice is sent via registered mail, on the tenth day (as indicated by the postmark) after the letter is sent via registered air mail, postage prepaid, or on the fourth day after the notice is given to an internationally recognized express mail carrier, it shall be deemed actually served; (c) if a notice is sent via personal delivery, it shall be deemed actually served on the date of such personal delivery

19.

Settlement of Dispute

All the disputes arising in connection herewith should be settled amicably through negotiations. But if there is no agreement to be reached, the parties may submit such disputes for arbitration or submit it to the court of where the leased premise is located.

20.

Miscellaneous

On matters not covered by this agreement, the two parties shall seek a settlement through the conclusion of supplementary agreements; This contract and any amendment, supplementation or annex to this contract is an inalienable part hereof and shall has the same legal effect.

21.

This Agreement is made in quadruplicate; each party holds two, and will become effective upon the signing of both parties and date of payment of the deposit.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their respective duly authorized officers as of the date first herinabove written.

Lessor: Tai’an Ruitai Cellulose Co., Ltd

Authorized Representative： /s/ Taimin Li

Lessee: Beijing Shengmei Hotel Management Co., Ltd

Authorized Representative：_/s/Jian Sun